Exhibit 23.2
                                               Consent of Harry Winderman, Esq.


April 19, 2004


Board of Directors
THORIUM NUCLEAR ENERGY CORPORATION

Gentlemen:

         I have acted as counsel for Thorium  Nuclear  Energy  Corporation  (the
"Corporation") in connection with the registration on Form SB-2 (the "registration statement") of 32,200,000 shares of the Corporation's common stock, $.001 par value per share registering the shares of common stock of the selling stockholders enumerated on Schedule "A" attached .

         On the basis of investigation as I deemed necessary, I am of the opinion that:

         (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of Nevada; and

         (2) the common shares have been duly authorized and are validly issued, fully paid and nonassessable.

            I consent to the use of my name under the heading "Validity of shares of common stock" in the prospectus included in the registration statement and to the filing of this opinion as an Exhibit to the registration statement.


Very truly yours,

/s/ Harry Winderman
-------------------------
HARRY WINDERMAN, ESQ.